Exhibit 99.1

PEABODY ENERGY
News Release

CONTACT: Vic Svec (314) 342-7768

FOR IMMEDIATE RELEASE
January 29, 2004

PEABODY ENERGY (NYSE: BTU) ANNOUNCES
RESULTS FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2003

•	Fourth quarter EBITDA reaches $112.4 million compared with $68.2 million in 2002

•	2003 EBITDA increases to $410.3 million compared with $406.1 million in 2002

•	Earnings per share total $0.40 for the quarter and $1.73 for 2003 (excluding first-half 2003 charges for early debt extinguishment and accounting changes)

•	Peabody sets new industry sales record of 203.2 million tons in 2003

ST. LOUIS, Jan. 29 — Peabody Energy (NYSE: BTU) today reported 2003 EBITDA of $410.3 million, compared with $406.1 million in 2002. Full-year 2003 income totaled $95.0 million, or $1.73 per share, before previously announced charges for early debt extinguishment and the cumulative effect of accounting changes totaling $63.7 million, or $1.16 per share. Fourth quarter EBITDA totaled $112.4 million and net income totaled $22.2 million, or $0.40 per share, with full-year reported income of $31.3 million, or $0.57 per share.

     “Peabody’s 2003 results reflect strong performance in all businesses, a major accomplishment in light of the market conditions early in 2003,” said Peabody Chairman and Chief Executive Officer Irl F. Engelhardt. “For the third year in a row, the Peabody team improved sales volume, revenues, EBITDA and share price. We look forward to accelerating our pace of financial improvements in 2004 and 2005, as industry fundamentals grow stronger.”

FINANCIAL RESULTS

     2003 revenues rose to $2.83 billion, a 4 percent increase over the prior year, led by industry record sales volume of 203.2 million tons. As expected, second-half sales volumes of 105.8 million tons were 9 percent stronger than the first half as generators completed upgrades to emission control equipment and increased coal consumption to meet growing industrial demand.

     EBITDA totaled $410.3 million for the full year, compared with $406.1 million in the prior year. Quarterly EBITDA of $112.4 million marked a $44.2 million increase over the prior year,

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PEABODY ENERGY ANNOUNCES RESULTS – ADD ONE

led by expanded per-ton margins from higher Western revenues, lower costs per ton in both the East and the West, and a $7.6 million net benefit associated with the sale of a portion of the shares in Penn Virginia Resources (NYSE: PVR). The prior year included $30.2 million in charges related to cost-improvement measures and a court decision.

     Operating profit improved to $44.4 million for the quarter, compared with $12.2 million in the prior year. For the year, operating profit totaled $144.8 million compared with $173.7 million in 2002. Current-year results were affected by $44.8 million in higher, primarily non-cash, costs associated with lower discount rates and pension returns in prior periods. Prior-year results included a $37.1 million benefit for sales contract resolutions in the third quarter, offset by $30.2 million in fourth quarter charges.

     2003 income totaled $95.0 million, or $1.73 per share, excluding debt extinguishment charges and accounting changes, compared with $1.96 in the prior year. During the first half of 2003, the company reported $53.5 million in early debt extinguishment charges and a $10.2 million charge for the cumulative effect of accounting changes. Including these items, 2003 net income totaled $31.3 million, compared with $105.5 million in 2002.

     “The capital markets continue to show confidence in BTU. In 2003, we completed a $1.7 billion refinancing and two secondary equity offerings, the share price rose 43 percent, and our bonds trade at a premium,” said Executive Vice President and Chief Financial Officer Richard A. Navarre. “Through better utilization of our mines’ capacity and contributions from newly developed mines, we have positioned ourselves to benefit from improving market fundamentals. We look forward to a strong 2004 and even better 2005.”

     In December, Peabody was named ‘Coal Company of the Year’ at the Platts/Business Week Global Energy Awards ceremony. In 2003, Peabody also earned three reclamation awards from the U.S. Department of the Interior, including the top Director’s Award for excellence in reclamation in Indiana. Peabody also earned the Good Neighbor Award for activities on Native American lands in Arizona.

BUSINESS HIGHLIGHTS

MINING OPERATIONS: Gross margin from U.S. mining operations increased 19 percent in the fourth quarter, led by expanded unit margins in both the East and the West. For 2003, the safety accident rate improved 18 percent from the prior year. Based on the most recent

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PEABODY ENERGY ANNOUNCES RESULTS – ADD TWO

industry data, Peabody’s Rawhide Mine was the nation’s most productive, and Peabody operates three of the nation’s six most productive mines.

     Capital expenditures totaled $156.4 million for 2003, compared with $208.6 million in 2002, as the company completed development of several large Midwestern and West Virginia mines in the first half of 2003. The company is targeting 2004 capital expenditures of $220 million to $240 million, reflecting the purchase of equipment to improve productivity, and reserve acquisitions.

SALES AND TRADING: Peabody’s record fourth-quarter and yearly sales volume was driven by improving market conditions and record Wyoming shipments of 106.5 million tons. Trading and brokerage operations continue to perform well, contributing to a $5.2 million gross margin for the fourth quarter. The company enters 2004 with a sales backlog in excess of 1 billion tons.

RESOURCE MANAGEMENT: Peabody continues to aggressively manage its vast natural resource position, resulting in 2003 gross margin of $17.7 million. In 2003, Peabody completed a number of property sales in the first half and purchased reserves in Illinois, Indiana and West Virginia.

     In 2003, the company purchased the remaining 18 percent of Black Beauty Coal Company, the largest Midwestern coal producer. Peabody is working to complete the purchase of assets from RAG Coal International as early as the first half of 2004 to further accelerate earnings growth and diversify markets served. These operations include:

•	Two Australia mines that produce 7 million tonnes per year of metallurgical coal used by steel producers in Pacific Rim countries. Peabody has received Australian regulatory approval for the transaction;

•	The Twentymile Mine in Colorado, which produces 7.5 million tons per year of steam coal to serve Western and Midwestern U.S. customers. Twentymile is perennially one of the largest and most productive underground mines in America;

•	A 25 percent interest in the Paso Diablo Mine in Venezuela, a 7 million tonne-per-year operation that exports coal to customers in America and Europe.

     Also in 2003, Peabody received increased interest in its mine-mouth generation projects as utilities plan new coal plants to balance their generation portfolios. In recent months,

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PEABODY ENERGY ANNOUNCES RESULTS – ADD THREE

Peabody solicited requests for proposals for engineering, procurement and construction vendors for the Prairie State Energy Campus, received a conditional siting permit from Kentucky for the 1,500 MW Thoroughbred Energy Campus, and held due diligence reviews with potential partners and customers for the output of the two plants.

MARKET OVERVIEW

     “The outlook for coal markets is among the strongest that we’ve seen in the past decade, both in the near-term and long-term,” said Engelhardt. “A strengthening economy, low customer stockpiles, production difficulties of some producers, capacity constraints of nuclear generation and high prices of natural gas and oil create extremely favorable market conditions.”

     These fundamentals create strong coal demand for electricity generation and steel production both in the United States and around the world.

     Customer stockpiles, on average, are below normal levels and approximately 15 percent below the prior year. Sulfur dioxide emissions credits have increased 85 percent from a year ago and are at record levels, improving market demand for ultra-low sulfur Powder River Basin coal.

     The high price of the primary competing fuel, natural gas, is leading to coal generating plants operating at increasing levels and new coal plants being announced at the strongest pace since the 1970s. Reports of current excess U.S. generation ignore that low-cost baseload generation reserve margins continue to erode, with the “glut” coming solely from high-cost gas generation. Both the National Petroleum Council and U.S. Energy Information Administration now expect that more than 100,000 MW of new U.S. coal plants will be developed long-term, helping to restore baseload generation and temper natural gas shortages.

OUTLOOK

     Strong customer demand allows Peabody to target higher 2004 production of 190 million to 195 million tons, with total sales volume of 210 million to 220 million tons. Peabody has committed 183 million tons and priced 181 million tons of planned 2004 production as of Dec. 31, 2003.

     Peabody is well positioned to improving markets for 2005 and beyond, with 70 million to 80 million tons unpriced at planned 2005 production levels. To secure reliable coal supplies, customers have already entered the 2005 coal-buying season in Appalachia, and 2005 buying

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PEABODY ENERGY ANNOUNCES RESULTS – ADD FOUR

is expected to begin soon for Powder River Basin products.

     Excluding the financial benefits of pending acquisitions, management is targeting higher 2004 EBITDA in the range of $425 million to $450 million. EBITDA improvements will be driven by higher mine utilization, contributions from newly developed mines and improving markets, which are expected to overcome higher steel and energy-related costs. The company targets 2004 earnings per share of $1.60 to $2.00 reflecting the factors above, offset by lower non-cash tax benefits and increased depreciation, depletion and asset retirement expenses.

     Peabody is targeting first quarter EBITDA of $90 million to $100 million and earnings per share of $0.15 to $0.30. First quarter EBITDA and earnings will reflect the timing of repairs, as well as a temporary reduction in output of the large North Antelope Rochelle Mine to complete coal-handling upgrades to meet customer commitments. Management expects the last three quarters of 2004 to be the strongest.

     Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company. Its coal products fuel 9.8 percent of all U.S. electricity generation and nearly 2.5 percent of worldwide electricity generation.

EBITDA (also called adjusted EBITDA) is defined as income before the cumulative effect of accounting changes before deducting net interest expense, income taxes, minority interests, asset retirement obligation expense, and depreciation, depletion and amortization. EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income and cash flow as determined in accordance with generally accepted accounting principles. Management uses EBITDA as a key measure of operating performance and also believes it is a useful indicator of its ability to meet debt service and capital expenditure requirements.

This information includes certain non-GAAP and pro forma financial measures as defined by SEC regulations. As required by those regulations, we have provided a reconciliation of these measures to the most directly comparable GAAP measures, which is available in the “Investor Info” section of www.PeabodyEnergy.com.

Certain statements in this press release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include, but are not limited to: growth in coal and power markets; coal’s market share of electricity generation; the extent of the economic recovery and future economic conditions; milder-than-normal weather; railroad and other transportation performance and costs; the ability to renew sales contracts upon expiration or renegotiation; the ability to successfully implement operating strategies; the effectiveness of cost-cutting measures; regulatory and court decisions; future legislation; changes in post-retirement benefit and pension obligations; credit, market and performance risk associated with customers; modification or termination of long-term coal supply agreements; reductions of purchases by major customers; risks inherent to mining including geologic conditions or unforeseen equipment problems; terrorist attacks or threats affecting our operations or our customers’ operations; replacement of reserves; implementation of new accounting standards; inflationary trends; the effects of interest rates on discounting liabilities; the effects of acquisitions or divestitures; and other risks detailed from time to time in the company’s reports filed with the Securities and Exchange Commission. These factors are difficult to accurately predict and may be beyond the control of the company.

Condensed Income Statements For the Quarters and Years Ended December 31, 2003 and 2002

(Dollars in Millions, Except Per Share Data)
\

	(Unaudited)
	Quarter Ended		Year Ended

	Dec. 2003	Dec. 2002	Dec. 2003	Dec. 2002

Tons Sold (In Millions)	52.9	50.0	203.2	197.9

Revenues	$753.0	$669.8	$2,829.5	$2,717.1
Operating Costs	608.5	572.4	2,310.7	2,209.6
Depreciation, Depletion & Amortization	57.5	56.0	234.3	232.4
Asset Retirement Obligation Expense	10.5	—	31.2	—
Selling & Administrative	32.1	29.2	108.5	101.4

Operating Profit	44.4	12.2	144.8	173.7
Interest Income	(1.5)	(0.9)	(4.1)	(7.6)
Interest Expense:
Debt-Related Interest	19.0	23.2	86.6	95.5
Surety Bond and Letter of Credit Fees	2.2	2.5	12.0	7.0
Early Debt Extinguishment Costs (1)	—	—	53.5	—
Income Tax Expense (Benefit)	1.9	(44.6)	(47.7)	(40.0)
Minority Interests	0.6	2.3	3.0	13.3

Income Before Accounting Changes	22.2	29.7	41.5	105.5
Cumulative Effect of Accounting Changes, Net of Taxes	—	—	(10.2)	—

Net Income	$22.2	$29.7	$31.3	$105.5

Diluted EPS: (2)
Income Before Accounting Changes	$0.40	$0.55	$0.76	$1.96
Cumulative Effect of Accounting Changes, Net of Taxes	—	—	(0.19)	—

Net Income	$0.40	$0.55	$0.57	$1.96

EBITDA (3)	$112.4	$68.2	$410.3	$406.1
Income Before Accounting Changes and Early Debt Extinguishment Costs (1)(3)	$22.2	$29.7	$95.0	$105.5
Diluted EPS:(1)(2)(3)
Income Before Accounting Changes and Early Debt Extinguishment Costs	$0.40	$0.55	$1.73	$1.96

(1)	For a better comparison with 2002 results, we have presented a pro forma measure of income and EPS excluding the charges related to the early debt extinguishment incurred in 2003. Prior to the adoption of Statement of Financial Accounting Standards No. 145 on January 1, 2003, all costs related to early debt extinguishment were classified as extraordinary items.

(2)	Weighted average diluted shares outstanding were 55.7 million and 53.9 million for the quarters ended December 31, 2003 and 2002, respectively, and were 54.8 million and 53.8 million for the years ended December 31, 2003 and 2002, respectively.

(3)	As required by SEC regulations, we have provided reconciliations of “EBITDA” and “Income before accounting changes and early debt extinguishment costs” to the most directly comparable GAAP measures. The reconciliations are available in the “Investor Info” section of www.PeabodyEnergy.com.

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited) For the Quarters and Years Ended December 31, 2003 and 2002

	Quarter Ended		Year Ended

	Dec. 2003	Dec. 2002	Dec. 2003	Dec. 2002

Revenue Summary (Dollars in Millions)
U.S. Mining Operations	$630.1	$606.0	$2,424.0	$2,483.5	(1)
Australian Mining Operations	8.8	8.5	29.4	9.9
Trading & Brokerage Operations	100.9	52.8	351.9	205.0
Other	13.2	2.5	24.2	18.7

Total	$753.0	$669.8	$2,829.5	$2,717.1

Tons Sold (in Millions)
East	11.9	11.7	46.3	48.1
West	33.4	32.4	129.6	128.6
Australian Mining Operations	0.4	0.3	1.3	0.4
Trading & Brokerage	7.2	5.6	26.0	20.8

Total	52.9	50.0	203.2	197.9

Revenues per Ton — U.S. Mining Operations
East	$25.89	$26.22	$26.00	$26.31
West	9.61	9.22	9.43	9.48	(1)
Total	13.90	13.73	13.78	14.05
Operating Costs per Ton — U.S. Mining Operations(2)
East	$21.31	$22.74	$21.69	$21.73
West	6.61	6.48	6.67	6.71
Total	10.49	10.79	10.62	10.79
Gross Margin per Ton — U.S. Mining Operations(2)
East	$4.58	$3.48	$4.31	$4.58
West	3.00	2.74	2.76	2.77	(1)
Total	3.41	2.94	3.16	3.26
Operating Profit per Ton	$0.84	$0.24	$0.71	$0.88
	Dollars in Millions

Gross Margin — U.S. Mining Operations	$154.7	$129.8	$556.1	$576.3	(1)
Gross Margin — Australian Mining Operations	—	2.2	2.2	3.0
Gross Margin — Trading & Brokerage Operations	5.2	3.7	45.8	37.0
Gross Margin — Resource Management	0.7	9.2	17.7	13.0
Selling & Administrative	(32.1)	(29.2)	(108.5)	(101.4)
Other Operating Costs, net	(16.1)	(47.5)	(103.0)	(121.8)
EBITDA	112.4	68.2	410.3	406.1
Depreciation, Depletion & Amortization	(57.5)	(56.0)	(234.3)	(232.4)
Asset Retirement Obligation Expense	(10.5)	—	(31.2)	—
Operating Profit	44.4	12.2	144.8	173.7
Capital Expenditures			156.4	208.6
Operating Cash Flow			188.9	231.2

(1)	Prior-year results include $42.7 million of revenue and $37.1 million of gross margin related to two contract resolutions. The effect on the West region’s per ton revenues and gross margin for the year was $0.33 and $0.29, respectively.

(2)	Excludes depreciation, depletion and amortization; selling and administrative expenses; and certain other costs related to post- mining activities.

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Condensed Balance Sheets Dec. 31, 2003, Sept. 30, 2003 and Dec. 31, 2002

(In Millions)

		(Unaudited)
	Dec. 31,	Sept. 30,	Dec. 31,
	2003	2003	2002

Cash & Cash Equivalents	$117.5	$105.8	$71.2
Receivables	220.9	154.1	153.2
Inventories	246.5	245.8	229.7
Assets from Coal Trading Activities	58.3	43.7	69.9
Other Current Assets	39.5	33.7	25.9

Total Current Assets	682.7	583.1	549.9
Net Property, Plant & Equipment	4,281.0	4,290.1	4,273.0
Investments & Other Assets	316.6	319.8	303.0

Total Assets	$5,280.3	$5,193.0	$5,125.9

Current Maturities of Debt	$23.0	$20.0	$47.5
Liabilities from Coal Trading Activities	36.3	24.1	37.0
Accounts Payable & Accruals	572.6	551.9	547.0

Total Current Liabilities	631.9	596.0	631.5
Long-Term Debt	1,173.5	1,180.7	981.7
Deferred Taxes	434.4	438.1	499.3
Other Long-Term Liabilities	1,906.5	1,882.3	1,895.2

Total Liabilities	4,146.3	4,097.1	4,007.7
Minority Interests	1.9	1.4	37.1
Stockholders’ Equity	1,132.1	1,094.5	1,081.1

Total Liabilities & Stockholders’ Equity	$5,280.3	$5,193.0	$5,125.9

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.